[LETTERHEAD OF RICHARD F. OBER, JR.
                  EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL]


                                                                      EXHIBIT 5
April 26, 1995


UJB Financial Corp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543


           Re:  Registration Statement on Form S-4 of UJB Financial
                Corp. Relating to Shares of UJB Financial Corp. Common Stock Issuable in Connection with the Merger of Bancorp New Jersey, Inc. with and into UJB Financial Corp.

Gentlemen:

     This opinion is given in connection with Registration Statemenmt No. 33-58111 on Form S-4 (the "Registration Statement"), filed by UJB Financial Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an aggregate of up to 2,678,610 shares of the Company's Common Stock, par value $1.20 per share (the "Shares"), to be issued to shareholders of Bancorp New Jersey, Inc. in connection with the merger of Bancorp New Jersey, Inc. with and into the Company, pursuant to an Agreement and Plan of Merger dated January 19, 1995 (the "Merger Agreement").

     I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

     Based upon the foregoing and assuming that (i) the Merger Agreement is duly approved by the requisite vote of the stockholders of Bancorp New Jersey, Inc. and (ii) that a Certificate of Merger meeting all applicable requirements of the New Jersey Business Corporation Act and the Delawere General Corporation Law is duly executed and filed in accordance with such statutes, I am of the opinion that the Company's Shares registered under the Registration Statement and to be issued in accordance with the Merger Agreement upon the effectiveness of the Merger in exchange for outstanding shares of the Common Stock, par value $.01 per share, of Bancorp New Jersey, Inc. will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Prospectus which is part of said Registration Statement.


                                             Very truly yours,


                                             Richard F. Ober, Jr.